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                                                                   EXHIBIT 10(i)

                               SECOND AMENDMENT TO
                 INTEGRA BANK CORPORATION EMPLOYEES' 401(k) PLAN

            This Second Amendment to Integra Bank Corporation Employees' 401(k) Plan is adopted by Integra Bank Corporation.

                                   BACKGROUND

            1. Effective January 1, 2003, Integra Bank Corporation ("Employer") amended and completely restated the Integra Bank Corporation Employees' 401(k) Plan ("Plan").

            2. The Plan has been amended by a First Amendment. 3. The Employer wishes to amend the Plan further.

                                    AMENDMENT

            THEREFORE, effective March 28, 2005, the Plan is amended as follows:

            1. Section 7.02 is amended to read as follows:

            Section 7.02. Termination and Disability Benefits. If a Participant incurs a Disability or terminates employment for any reason other than death, his vested Accounts will be distributed as provided in this Section. If the Participant has attained age 65 and the value of his vested Accounts exceeds $5,000, or if the Participant has not attained age 65 and the value of his vested Accounts exceeds $1,000, the Participant may elect at any time after incurring a Disability or terminating employment to receive the vested portion of his Accounts in a lump sum. If a Participant files a written election with the Plan Administrator pursuant to the preceding sentence, the Plan Administrator will cause his vested Accounts to be distributed to him as soon as administratively feasible after it receives his election.

            2. Section 7.04 is amended to read as follows:

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            Section 7.04. Payment of Small Accounts. Notwithstanding any other provision of the Plan, if the value of any benefit payable under the Plan to a Participant who has not attained age 65 does not exceed $1,000, or if the value of any benefit payable under the Plan to a Participant who has attained age 65 or to a Participant's Beneficiary does not exceed $5,000, the benefit will be paid to the Participant or the Participant's Beneficiary in a lump sum payment as soon as administratively feasible after the Participant is determined to be Disabled, terminates employment or dies, whichever is applicable. For purposes of this Section, if the present value of a Participant's vested benefit is zero, the Participant will be deemed to have received a distribution.

            3. Section 15.06(b) is amended to read as follows:

            (b) Rollovers Disregarded in Determining Value of Accounts for Involuntary Distributions. For purposes of Sections 7.02 and 7.04 of the Plan, the determination of whether the value of a Participant's nonforfeitable Accounts exceeds $5,000 shall be made without regard to that portion of the Accounts that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).
      However, the determination of whether the value of the Participant's nonforfeitable Accounts exceeds $1,000 shall be made with regard to that portion of the Accounts that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).